Exhibit 4.2

ASANTE SOLUTIONS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

September 3, 2014

-i-

TABLE OF CONTENTS

(continued)

		Page
5.14	Attorneys’ Fees	23
5.15	Aggregation of Stock	23
5.16	Rights of Certain Stockholders	23

-ii-

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of September 3, 2014 by and among Asante Solutions, Inc. f/k/a M2 Group Holdings, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A hereto (each an “Investor” and collectively, the “Investors”) and the persons and entities listed on Exhibit B attached hereto (each a “Common Holder,” and collectively, the “Common Holders”).

RECITALS

WHEREAS: Certain Investors are parties to the Series A-3 Preferred Stock and Warrant Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series A-3 Preferred Stock to the Investors listed on such Schedule of Investors that the Investors, the Common Holders and the Company execute and deliver this Agreement.

WHEREAS: Certain Investors are holders of the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock (the “Prior Investors”).

WHEREAS: The Prior Investors, the Common Holders and the Company are parties to that certain Amended and Restated Investors’ Rights Agreement dated February 24, 2014 (the “Prior Agreement”), and pursuant to Section 5.1 of the Prior Agreement, the amendment and restatement of such Prior Agreement requires the affirmative vote or consent of the Company and the Holders holding 66 2/3% of the Preferred Stock, as defined in the Prior Agreement (on an as converted to common basis and excluding any of such shares that have been sold to the public or pursuant to Rule 144), subject to certain limitations that are not applicable to this amendment and restatement.

WHEREAS: The parties to such Prior Agreement desire to amend and restate the Prior Agreement and to accept the rights and covenants hereof in lieu of the rights and covenants under the Prior Agreement.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1

Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Closing” shall have the meaning set forth in the Purchase Agreement.

(b) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c) “Common Stock” means the common stock of the Company.

(d) “Conversion Stock” shall mean shares of Common Stock issued or issuable upon conversion of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock or the Series A-3 Preferred Stock.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f) “Holder” shall mean (i) any Investor who holds Registrable Securities, (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement, and (iii) Lighthouse Capital Partners VI, L.P. (“Lighthouse”).

(g) “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.

(h) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.

(i) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Common Stock registered under the Securities Act.

(j) “Initiating Holders” shall mean any Holders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities.

(k) “Investors” shall have the meaning set forth in the Recitals hereto and shall include, without limitation, Lighthouse.

(l) “New Securities” shall have the meaning set forth in Section 4.1(a) hereto.

(m) “Other Shares” shall mean shares of Common Stock held by Common Holders, with respect to which certain registration rights have been granted hereunder.

(n) “Outside Investor” shall have the meaning set forth in the Purchase Agreement.

(o) “Preferred Stock” shall mean shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock.

(p) “Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(q) “Qualified Public Offering” shall mean an IPO covering the offer and sale of the Common Stock; provided that the aggregate gross proceeds to the Corporation are not less than $30 million.

(r) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Preferred Stock held by the Investors or their permitted assigns to whom registration rights are transferred in accordance with this Agreement, (ii) any Common Stock issued as distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above, (iii) Common Stock issued upon exercise of those certain Common Stock warrants dated July 17, 2007 issued to Thomas McNerney & Partners II, L.P. and De Novo Ventures III, L.P. and their respective affiliates and (iv) Common Stock issued or issuable upon exercise and conversion of any Preferred Stock warrant of the Company held by the Investors or their permitted assigns to whom registration rights are transferred in accordance with this Agreement; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii) or (iii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(s) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(t) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(u) “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

(v) “Restricted Securities” shall mean any Registrable Securities or Other Shares required to bear the first legend set forth in Section 2.8(c) hereof.

(w) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(x) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(y) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(z) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(aa) “Series A-1 Preferred Stock” shall mean the shares of the Company’s Series A-1 Preferred Stock.

(bb) “Series A-2 Preferred Stock” shall mean the shares of the Company’s Series A-2 Preferred Stock.

(cc) “Series A-3 Preferred Stock” shall mean the shares of the Company’s Series A-3 Preferred Stock.

(dd) “Significant Holders” shall have the meaning set forth in Section 4.1 hereof.

(ee) “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

Section 2

Registration Rights

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) February 24, 2016 or (B) one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (or the subsequent date on which all market stand-off agreements applicable to the offering have terminated);

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $15,000,000;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold and (y) Withdrawn Registrations);

(v) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(vi) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 2.3 hereof.

(c) Deferral. If (i) in the good faith judgment of the Board of Directors of the Company (the “Board of Directors”), the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board of Directors concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders, and provided that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

(d) Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in such registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (ii) second, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company; and (iii) third, among all Common Holders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Common Holders.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities, Other Shares or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders and Common Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities and Other Shares as are specified in a written request or requests made by any Holders or Common Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities or Common Holder’s Other Shares.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders and Common Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder or Common Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s or Common Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities or Common Holder’s Other Shares in the underwriting to the extent provided herein. All Holders and Common Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities and Other Shares from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account; (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; and (iii) third, among all Common Holders, requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Common Holders. Notwithstanding the prior sentence, in no event shall the amount of securities of the Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the Company’s Initial Public Offering, in which case the Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities, Other Shares or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities, Other Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities and Other Shares to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration, whether or not any Holder or Common Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii) If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000; or

(iii) If, in a given twelve (12)-month period, the Company has effected one (1) such registration in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, further, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1 hereof, even though the Holders do not bear the Registration Expenses for such registration and such registration shall not be a “Withdrawn Registration”. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder and Common Holder, if applicable, advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period ending on the earlier of the date which is ninety (90) days from the effective date of the registration statement or such time as the Holders and Common Holders, if applicable, have completed the distribution described in the registration statement relating thereto;

(b) To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.3, the Company shall use its reasonable efforts to (i) if so requested, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration and (ii) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective in accordance with this Agreement;

(c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(d) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(e) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders and Common Holders, if applicable; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g) If at any time when the Company is required to re-evaluate its WKSI status for purposes of an automatic shelf registration statement used to effect a request for registration in accordance with Section 2.3 (i) the Company determines that it is not a WKSI, (ii) the registration statement is required to be kept effective in accordance with this Agreement, and (iii) the registration rights of the applicable Holders have not terminated, promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(h) Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j) Otherwise comply with all applicable rules and regulations of the Commission;

(k) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock; provided such underwriting agreement contains reasonable and customary provisions, and provided, further, that each Holder and Other Selling Stockholder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder and Common Holder, if applicable, each of their officers, directors, partners, members, retired partners and members, affiliates, legal counsel and accountants and each person controlling such Holder or Common Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder and Common Holder, each of their officers, directors, partners, members, retired partners and members, affiliates, legal counsel and accountants and each person controlling such Holder and Common Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission, or was included (or excluded) in reliance upon and in conformity with written information furnished to the Company by such Holder or Common Holder, any of such Holder’s or Common Holder’s officers, directors, partners, members, retired partners and members, affiliates, legal counsel or accountants, any person controlling such Holder or Common Holder, such underwriter or any person who controls any such underwriter, expressly for use in such registration and stated to be specifically for use therein; and provided, further that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder and Common Holder will, if Registrable Securities held by such Holder or Other Shares held by such Common Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, members, retired partners and members, affiliates, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Common Holder, and each of their officers, directors, partners, members, retired partners and members and affiliates, and each person controlling each other such Holder or Common Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders and Common Holders, directors, officers, partners, members, retired partners and members, affiliates, legal counsel, accountants, persons, underwriters, and control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder or Common Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder or Common Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder or Common Holder (which consent shall not be unreasonably withheld); and provided, further, that in no event shall any indemnity under this Section 2.6 (including any contribution under Section 2.6(d)) exceed the net proceeds from the offering received by such Holder or Common Holder, except in the case of fraud or willful misconduct by such Holder or Common Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6 to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount (when combined with amounts paid in indemnity pursuant to Section 2.6(b)) in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7 Information by Holder and Common Holder. Each Holder of Registrable Securities and Common Holder of Other Shares shall furnish to the Company such information regarding such Holder or Common Holder and the distribution proposed by such Holder or Common Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder and Common Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, except for transfers permitted under Section 2.8(b), and (y):

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Such Holder or Common Holder shall have given prior written notice to the Company of such Holder’s or Common Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, such Holder or Common Holder shall have furnished the Company, at its expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder or Common Holder to the Company; provided that no opinion or “no action” letter shall be required for customary Rule 144 transactions.

(b) Permitted transfers include (i) a transfer not involving a change in beneficial ownership, (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder or Common Holder to (x) a parent, subsidiary or other affiliate of Holder or Common Holder that is a corporation, (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Holder or Common Holder, (iii) a transfer pursuant to Section 7 of the Right of First Refusal and Co-Sale Agreement, or (iv) transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder or Common Holder thereof shall give written notice to the Company of such Holder’s or Common Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED, EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT AND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN AN AMENDED AND RESTATED VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first legend referring to federal and state securities laws identified in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities, if (i) such securities are registered under the Securities Act, (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances that such securities can be sold pursuant to Rule 144 under the Securities Act.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration statement under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Holder and Common Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such Holder or Common Holder (other than those included in the registration) during the one (1) year period following the effective date of the Company’s Initial Public Offering filed under the Securities Act, unless a shorter period is approved by 66 2/3% of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) (such shorter period, the “Reduced Lock-Up Period”). The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one (1) year period or the Reduced Lock-Up Period, as applicable. Each Holder and Common Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of not less than 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, the Right of First Refusal and Co-Sale Agreement, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned, and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including, without limitation, the obligations set forth in Section 2.10.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding at least 60% (and, following an aggregate investment of at least $18,500,000 by Outside Investor(s) in any Closing(s), 66 2/3%) of the Registrable Securities then outstanding (voting together as a single class on an as-converted basis) (such holders, the “Requisite Investors”), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to the registration rights granted to the Holders hereunder.

2.14 Termination of Registration Rights. The right of any Holder or Common Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (a) such date, on or after the closing of a Qualified Public Offering, on which such Holder, together with its affiliates, holds less than 1% of the Company’s outstanding capital stock, and all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, and (b) three (3) years after the closing of a Qualified Public Offering.

Section 3

Information Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Significant Holder:

(i) Within one hundred and eighty (180) days after the end of each fiscal year of the Company or such later date approved by the Board of Directors, including at least three (3) of the Preferred Directors (as defined in the Restated Certificate), a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants of recognized national standing selected by the Company.

(ii) Within thirty (30) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company or such later date approved by the Board of Directors, including at least three (3) of the Preferred Directors, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(iii) Within fifteen (15) days after the end of each month in each fiscal year of the Company or such later date approved by the Board of Directors, including at least three (3) of the Preferred Directors, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

3.2 Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder, other than a venture capital fund or similar investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority.

3.3 Invention Assignment Agreements.

The Company shall enter into customary confidentiality and invention assignment agreements with each employee of the Company.

3.4 Employee Stock and Stock Options.

Unless otherwise determined by the Board of Directors, after the date of the date of this Agreement, all stock options granted to employees and consultants of the Company and the Subsidiaries shall be subject to (i) four year vesting, with 25% vesting after first year of service (with a vesting commencement date equivalent to the date the individual began to provide services to the Company) and 1/48th vesting per month thereafter and (ii) a right of first refusal in favor of the Company.

3.5 D&O Insurance and Indemnification.

The Company shall maintain director and officer insurance policies in amounts customary for the size and stage of the Company. The Company shall also enter into customary indemnification agreements with each of its officers and directors.

3.6 QSBS Status.

The Company covenants that it will use its commercially reasonable efforts (including complying with any applicable filing or reporting requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”), on issuers of Qualified Small Business Stock) to cause such shares, or the Common Stock into which they are converted, to qualify as Qualified Small Business Stock, as defined in the Code; provided, however, that “commercially reasonable efforts” as used in this Section 3.16 shall not be construed to require the Company to operate its business in a manner which would have a Material Adverse Effect or alter the timing or resource allocation related to its planned operations or financing activities.

3.7 Director Expenses.

The Company shall reimburse all directors for their reasonable out-of-pocket expenses incurred in connection with attendance at Board of Director meetings in an amount not to exceed $3,000 per director per meeting.

3.8 Initial Public Offering.

The Company and the Holders acknowledge and agree that the Company shall use commercially reasonable efforts to pursue an Initial Public Offering of the Company’s Common Stock, commencing the process in 2014, and using commercially reasonable efforts to confidentially submit a registration statement on Form S-1 with the Commission on or before October 6, 2014 and, unless otherwise determined by the Board of Directors based on applicable market conditions and other factors pertaining to the Company’s business as reasonably determined by the Board of Directors completing an Initial Public Offering in the first quarter of 2015.

3.9 Termination of Covenants.

The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering.

Section 4

Right of First Refusal

4.1 Right of First Refusal to Significant Holders. The Company hereby grants to each Holder who owns at least 400,000 shares of Registrable Securities or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) (each a “Significant Holder”), the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Preferred Stock then owned by such Significant Holder immediately prior to the issuance of New Securities to (b) the total number of shares Preferred Stock outstanding immediately prior to the issuance of New Securities.

(a) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include (i) any securities that would not be “Additional Shares of Common” (as defined in the Restated Certificate) or (ii) shares of Series A-3 Preferred Stock or warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreement (and any shares of stock issued or issuable upon exercise and/or conversion thereof).

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise an over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c) In the event the Holders fail to exercise fully the right of first refusal and over-allotment rights, if any, within said twenty (20) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such sixty (60) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(d) The right of first refusal granted under this Agreement shall expire upon, and be inapplicable to, closing of a Qualified Public Offering.

Section 5

Miscellaneous

5.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, other than by a written instrument referencing this Agreement and signed by (a) the Company and (b) the Requisite Investors (on an as converted to common basis and excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that no amendment, waiver, discharge or termination of this Agreement shall materially and adversely affect the rights of (i) any Holder in a manner that materially and disproportionately discriminates against such Holder in relation to the other Holders without such Holder’s written consent or (ii) any Common Holder in a manner that materially and disproportionately discriminates against such Common Holder in relation to the other Common Holders without such Common Holder’s written consent; provided, further, however, that no amendment to this Agreement that, in any manner, creates or permits any joint liability pursuant to this Agreement (including, without limitation, pursuant to Section 2.6) shall be effective against any Holder or Common Holder that does not consent in writing to such amendment; provided, further, however, that the addition of new parties to this Agreement or the proportionate adjustment in rights that would result from adding new parties (including, without limitation, in connection with the proportionate adjustments in rights of first refusal pursuant to Section 4) shall not be deemed to be an amendment or waiver which materially and disproportionately discriminates against such Investor or Common Holder.

Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and Common Holder and each future holder of all such securities of Holder or Common Holder. Each Holder and Common Holder acknowledges that by the operation of this paragraph, the Requisite Investors (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder or Common Holder under this Agreement, except as set forth above.

5.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and, if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Exhibit A or Exhibit B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.2. If notice is given to Company, one copy should be sent to 352 East Java Drive, Sunnyvale, CA 94089, Attn: Chief Executive Officer, or to such other address as the Company shall have furnished to the Investors, with a copy to Richard A. Kline, Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park 94125; and if notice is given to an Investor, one copy should be sent to the Investor’s address as shown in the Company’s records, as may be updated in accordance with the provisions hereof.

5.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

5.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5 Entire Agreement. The Purchase Agreement, this Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and this Agreement amends, restates and replaces the Prior Agreement, which shall be cancelled and of no further force or effect. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties (a) consent to the exclusive jurisdiction of, and venue in, the federal and state courts located within the geographical boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographical boundaries of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or Chancery Court of Delaware to the extent having subject matter jurisdiction.

5.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13 Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon the consummation of a Deemed Liquidation (as defined in the Restated Certificate).

5.14 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.15 Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

5.16 Rights of Certain Stockholders. Section 7 of the Right of First Refusal and Co-Sale Agreement shall apply equally to this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

ASANTE SOLUTIONS, INC. a Delaware corporation

By:	/s/ David Thrower

	Name:	David Thrower

	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

Thomas, McNerney & Partners II, L.P.

By: Thomas, McNerney & Partners II, LLC Its: General Partner

By:	/s/ James Thomas

Name:	James Thomas
Title:	Manager

TMP Nominee II, LLC

By:	/s/ James Thomas

Name:	James Thomas
Title:	Manager

TMP Associates II, L.P.

By: Thomas, McNerney & Partners II, LLC Its: General Partner

By:	/s/ James Thomas

Name:	James Thomas
Title:	Manager

Address: 60 South 6th Street Suite 3620 Minneapolis, MN 55402 Fax: ( ) - E-mail: [redacted]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

De Novo Ventures III, L.P.
By: De Novo Management III, LLC Its: General Partner

By:	/s/ Joe Mandato
Joe Mandato, Managing Director

Address:
14612 Big Basin Way Suite B Saratoga, CA 95070 E-mail: [redacted]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

NOVO A/S

By:	/s/ Jack Nielsen

Name:	Jack Nielsen

Title:	Partner

Address:	Tuborg Havnevej 19 DK 2900 Hellerup Denmark Attn: Heather Ludvigsen Fax: E-mail: [redacted]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

Sunstone Life Science Ventures Fund I K/S

By:	/s/ Peter Benson

Name:	Peter Benson

Title:	Man. Partner/Partner

Address:	Lautrupsgade 7, 5 2100 Copenhagen Denmark Attn: Mr. Peter Benson Fax: [redacted] E-mail: [redacted]

Title:	Man. Partner

Copy:	[redacted]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

SeeD Capital Denmark K/S

By:	/s/ Ulla Brockenhuus-Schack

Name:	Ulla Brockenhuus-Schack

Title:	Managing Partner

By:	/s/ Lars Anderson

Name:	Lars Anderson

Title:	General Partner

Address:	Diplomvej 381, DK-2800 Kgs. Lyngby Attn: Ulla Brockenhuus-Schack Fax: [redacted] E-mail: [redacted]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

Lundbeckfond Invest A/S

By:	/s/ Christian Dyvig

Name:	Christian Dyvig
Title:	CEO

By:	/s/ Mette Kirstine Agger

Name:	Mette Kirstine Agger
Title:	Managing Partner

Address:	Scherfigsvej 7, DK-2100 København Ø Denmark
Fax:	[redacted]
E-mail:	[redacted]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDERS:

NOVO A/S

By:	/s/ Jack Nielsen

Name:	Jack Nielsen

Title:	Partner

Address:	Tuborg Havnevej 19 DK 2900 Hellerup Denmark Attn: Heather Ludvigsen Fax: E-mail: [redacted]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDERS:

Sunstone Life Science Ventures Fund I K/S

By:	/s/ Peter Benson

Name:	Peter Benson

Title:	Man. Partner

By:	/s/ Merete L. Moller

Name:	Merete Moller

Title:	Partner

Address:	Lautrupsgade 7, 5 2100 Copenhagen Denmark Attn: Mr. Peter Benson Fax: [redacted] E-mail: [redacted]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDERS:

SeeD Capital Denmark K/S

By:	/s/ Ulla Brockenhuus-Schack

Name:	Ulla Brockenhuus-Schack

Title:	Managing Partner

By:	/s/ Lars Anderson

Name:	Lars Anderson

Title:	General Partner

Address:	Diplomvej 381, DK-2800 Kgs. Lyngby Attn: Ulla Brockenhuus-Schack Fax: [redacted] E-mail: [redacted]

SeeD Capital Management I/S on behalf of DTU Invest K/S

By:	/s/ Ulla Brockenhuus-Schack

Name:	Ulla Brockenhuus-Schack

Title:	Managing Partner

By:	/s/ Lars Anderson

Name:	Lars Anderson

Title:	General Partner